                                                                    EXHIBIT 10.1

                        PRIVATE LABEL RESELLER AGREEMENT

     This Agreement (the "Agreement") is made as of January 7, 1998 (the "Effective Date") by and between Optical Sensors Incorporated, a Delaware corporation with a regular place of business at 7615 Golden Triangle Drive, Technology Park Drive, Minneapolis, MN 55344 ("OSI") and Instrumentation Laboratory Company, a Delaware corporation with a regular place of business at 101 Hartwell Avenue, Lexington, MA 02173 ("IL").

                                    RECITALS
                                    --------

     WHEREAS, OSI has developed and manufactures patient-attached arterial blood gas ("ABG") monitoring systems including measurement instruments, interconnect cables, sensors, and replacement parts for the measurement instruments, and

     WHEREAS, OSI is willing, in consideration of and on the terms and conditions set forth herein, to manufacture for distribution by IL under both IL's name and OSI's name, OSI's patient-attached ABG monitoring systems, and

     WHEREAS, IL desires to purchase from OSI and distribute OSI's patient-attached blood gas monitoring systems to end-users, on the terms and conditions contained in this Agreement.

     NOW THEREFORE, in consideration of the mutual covenants set forth herein, the parties to this Agreement agree as follows:

     1.0  DEFINITIONS.

     As used in this Agreement, the following terms, and others defined parenthetically throughout the Agreement, shall have the following respective meanings:

     1.1 "Affiliate" of a specified party shall mean an entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the party specified.

     1.2 "Average Selling Price" for a Product shall mean the average selling price of such Product for a particular period, determined by dividing the aggregate amount IL invoices non-Affiliated parties for the sales of such Product during such period (excluding sales, use, value added or excise tax, freight, duty or insurance included therein, discounts, and credits or repayments due to rejection, defects or returns) by the aggregate number of units of such Product sold during the same period.

     1.3 "Change of Control" shall mean the sale of all or substantially all of the assets of a party, a merger of a party into another entity in which such party does not survive, and the acquisition after the date of this Agreement by another entity, person, or persons, other than a party that is an Affiliate as of the date of this Agreement, acting together and controlling at least 50% of the outstanding voting capital stock of such party.

     1.4 "Control" shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

     1.5  "Customer" shall mean any end-user who purchases any Product from IL.

     1.6 "Documentation" shall mean current and future versions of the user manuals and technical specifications that describe the functional capabilities, limitations, and operating requirements of the Products.

     1.7 "Effective Date" shall mean the date set forth in the first paragraph of this Agreement.

     1.8 "IL's Trademarks" shall mean the trademarks owned by IL that are to be used on and in connection with the Products, including logos used on and in connection with the Products.

     1.9 "Instrument(s)" shall mean, in combination, OSI's OpticalCAM(TM) Blood Measurement System, OpticalCAM(TM) Printer Package and OpticalCAM(TM) Roll Stand, as described in Exhibit A.

     1.10 "Target ABG Market" shall mean worldwide market potential all patients that could benefit from at least ten (10) patient-attached blood gas measurements during their stay in critical care units. Estimated annual Target ABG Market is listed in Exhibit C hereto. The parties acknowledge and agree that the Target ABG Market is currently 1.4 million patients throughout the world and is anticipated to grow approximately three percent (3%) per year.

     1.11 "Product(s)" shall mean the Instruments, the Sensor, the Replacement Parts, and other parts listed in Exhibit A either separately or in combination and all modifications and improvements thereof that are attached to the patients, including but not limited to modifications and improvements which permits measurement of other physiological parameters including but not limited to electrolytes and metabolites.

     1.12 "Proprietary Information and Technology" shall mean certain commercially valuable, proprietary, confidential or non-public information identified as such in writing at the time of transfer to the other party and trade secrets with respect to each party's business and products, including without limitation, the Products, and the designs, documentation and specifications relating thereto.

     1.13 "Replacement Part(s)" shall mean any replacement parts for the Instrument including a fiber optic interconnect cable that connects an ABG module to a Sensor, and other replacement parts listed in Exhibit A.

     1.14 "Sensor(s)" shall mean OSI's disposable fiber optical sensor assembly listed in Exhibit A hereto, which is attached to a patient through an arterial pressure monitoring line and detects physiological parameters including, but not limited to, oxygen, carbon dioxide and pH in blood. The term "Sensors" includes the initialization and quality assurance solutions manufactured by OSI for use with the Sensors, other components included with the Sensors and training units, all of which are listed in Exhibit A hereto.

     1.15 "Specifications" shall mean the technical specifications that describe the functional capabilities, limitations, and operating requirements of the Products.

     1.16 "Transfer Price" shall mean the price, at which OSI conveys any Product to IL. The Transfer Price is established in Section 6.1.

     2.0  MANUFACTURE AND PURCHASE.

     2.1 Instruments. OSI shall manufacture for IL, and IL shall purchase from OSI, from time to time, the Instruments from the Effective Date to December 31, 2004 at the Transfer Price established pursuant to Section 6.1.

     2.2 Sensors and Replacement Parts. OSI shall manufacture for IL, and IL shall purchase from OSI, from time to time, the Sensors and Replacement Parts from the Effective Date to December 31, 2007 at the Transfer Prices established pursuant to Section 6.1.

     2.3 Limitations on OSI. Except as set forth in this Section 2.3, OSI shall not, on its own or through others, manufacture for, license any technology which would enable one to distribute or sell to any party other than IL, any Products (under any name or designation) from the Effective Date to December 31, 2004. OSI may sell the Instruments and Replacement Parts to the companies listed in Exhibit B, attached hereto and made a part hereof, and other companies in the business of manufacturing physiological monitoring, ventilator, and anesthesia delivery systems provided that such other companies do not manufacture or sell critical care in-vitro diagnostic systems.

     2.4 Limitations on IL. So long as IL's rights under Section 5.1 and 5.2 are exclusive and OSI does not appoint other competitive distributors, IL shall not sell any patient-attached in-vitro diagnostic blood gas monitoring systems which compete directly or indirectly with any Product. Notwithstanding the foregoing, IL shall be permitted to sell the GEM 6 product line and any improvement or modification of the GEM 6 product line.

     2.5 Inspection of Products. Products shall be subject to inspection by IL. In the event any shipment of Products by OSI to IL, or any portion thereof, does not conform to the Purchase Order or the applicable Specifications, IL shall notify OSI within thirty (30) days for nonconformance with the Purchase Order and ninety (90) days for nonconformance with the Specifications of IL's receipt of such Products in a writing which specifies how the Products are nonconforming. All shipments and all Products shall be deemed accepted by IL if IL does not provide such written notice to OSI. OSI shall confirm receipt of IL's written notice within five (5) business days of receipt. IL may, upon receipt of OSI's confirmation which does not contain other instructions, acceptable to IL, concerning the replacement or repair of the Products, reject the nonconforming Products and promptly return them to OSI. OSI agrees that in the event a latent defect is discovered by IL or Customers, within the applicable warranty period set forth in Section 9, the applicable provisions of
Section 9 shall apply.

     2.6  Rejected Products.  If IL rejects any Products as provided in Section
2.5 above, OSI shall provide, at IL's option, (i) a refund or credit to IL's account for the amount paid or credit for the amount payable for such rejected Products; or (ii) a replacement of such rejected Products. If IL requests replacement, OSI shall, within thirty (30) days of receipt of such written request, ship replacements from OSI's available inventory.

     2.7 Demonstration Instruments. OSI shall sell to IL, and IL has the right to purchase from OSI, up to XXXXXXXX (XXXX) Instruments in combination, which are intended for demonstration purposes, ("Demonstration Instruments") at a price of XXXXXXXX dollars ($XXXX) per Instrument. IL shall take delivery of XXXXXXXX (XXXX) Demonstration Instruments no later than June 30, 1998. IL has the right to purchase an additional XXXXXXXX (XXXX) Demonstration Instruments, at a price of XXXXXXXX dollars ($XXXX) per Demonstration Instrument, prior to March 31, 1999. If IL desires to purchase more than a total of XXXXXXXX (XXXX) Demonstration Instruments, IL shall pay the Transfer Price established pursuant to Section 6.1, less XXXXXXXX (XXXX%) for each additional Demonstration Instruments. The warranties set forth in Section 9 shall not apply to the Demonstration Instruments. [PORTIONS OF THIS SECTION HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. A COPY OF THIS AGREEMENT WITH THIS SECTION INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

     2.8 Market Launch Instruments. OSI shall sell to, and IL shall purchase from OSI, at a price of XXXXXXXX dollars ($XXXX) per Instrument, such number of Instruments as IL places at no charge to Customers that sign written agreements to purchase Sensors, up to a maximum of XXXXXXXX (XXXX) Instruments. IL will use commercially reasonable efforts to place Instruments at such Customer locations within thirty (30) days of Customer's signature of agreement to buy Sensors. The Instruments shall be placed at those Customer locations listed in Exhibit D and at such other Customer locations as are jointly selected by IL and OSI. The Instruments purchased and placed pursuant to this Section 2.8 are intended to accelerate market penetration for Sensors, and parties expect these Customers to purchase the Sensors at retail prices. [PORTIONS OF THIS SECTION HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. A COPY OF THIS AGREEMENT WITH THIS SECTION INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

     2.9 Demonstration Sensors. OSI shall sell to, and IL shall purchase from OSI, reasonable quantities of Sensors, as IL may request from time to time, which shall be used for demonstration purposes only ("Demonstration Sensors"). The Demonstration Sensors shall be sold to IL at a price equal to eighty percent (80%) of the applicable Transfer Price for Sensors set forth in Exhibit C. The Sensors purchased pursuant to this Section 2.9 are for salesforce demonstration and customer training purposes only and may not be resold.

     3.0  DEVELOPMENT DUTIES.

     3.1 Interface Systems. OSI and IL shall jointly develop interface systems for interfacing the Products with IL's physiological monitoring systems, information management systems, or both.

     3.2 Timetable. OSI and IL agree to develop the interface systems described in Section 3.1 by January 1, 1999 subject to receipt of any regulatory approvals or clearances.

     4.0  REGULATORY MATTERS

     4.1 General. OSI shall, at its own expense, obtain and provide (1) any information, including but not limited to information relating to clinical investigation, required by Section 510K of the Food, Drug, and Cosmetic Act (21 USCS 360(k)) to sell Products in the United States; (2) export certificates required for international sale of Products to IL; and (3) approvals from certification authorities, including, without limitation, the Canadian Standards Association National Recognized Testing Laboratory, Underwriter's Laboratory
(UL) that meet IC 1010 requirements and CE Mark. OSI shall mark all Products, as required by any applicable law or regulation, with all necessary regulatory approval symbols. OSI shall prepare and maintain technical files for the Products as required by Medical Diagnostic Device regulations.

     4.2 Regulatory Approvals. OSI represents and warrants to IL that it has obtained all necessary licenses, permits and approvals of any third party, including without limitation any administrative or regulatory body or any governmental agency, necessary for sale of Products in U.S., Canada, Japan, and European Community. In addition, OSI shall use commercially reasonable efforts to obtain country-specific regulatory approvals for such other countries in the world as the parties may mutually agree based upon the anticipated benefits from IL's marketing efforts in such country and OSI's anticipated time and expense in seeking the necessary regulatory approval in such country. OSI and IL shall work together to establish the strategy for obtaining in the most timely and efficient manner the regulatory approvals to be obtained pursuant to this
Section 4.2. Except as otherwise required by law or agreed by the parties, OSI will be responsible for all dealings with and obtaining permits, approvals or licenses from, the appropriate administrative or regulatory body or governmental agency, including competent authorities such as Notification, Medical Device Vigilance and national labeling issues. Unless prohibited by applicable law or regulations, all regulatory approvals shall be in the name of OSI.

IL shall, as soon as reasonably practicable, notify, document and forward to OSI or OSI's authorized representative all customer complaints received by IL such that OSI can comply with Medical Device Reporting (MDR) regulations and vigilance.

     5.0  RIGHTS AND LICENSES.

     5.1 Sensors and Replacement Parts. OSI hereby grants to IL, and IL hereby accepts, an exclusive right and license to sell directly or through distributors the Sensors and the Replacement Parts worldwide from the Effective Date to December 31, 2004 and a non-exclusive right and license to sell directly or through distributors the Sensors and the Replacement Parts worldwide from January 1, 2005 to December 31, 2007.

     5.2 Instruments. Subject to the second sentence of this Section 5.2, OSI hereby grants to IL, and IL hereby accepts, an exclusive right and license to sell directly or through distributors the Instruments worldwide from the Effective Date to December 31, 2004. OSI retains the right to enter into agreements for distribution of the Instruments with the companies listed in Exhibit B and other companies in the business of manufacturing physiological monitoring, ventilator, and anesthesia delivery systems provided that such other companies do not manufacture or sell critical care in-vitro diagnostic systems.

     5.3 Subdistributors. IL may appoint subdistributors for the sale or distribution of Products and will provide to OSI a list of such subdistributors from time to time. IL will distribute the Products through the same distribution channels that it uses for other IL Blood Gas Point of Care products. IL represents that it currently maintains a direct sales force in the United States, United Kingdom, France and Germany. Notwithstanding such appointment of subdistributors, IL shall remain fully responsible for the performance of all of its covenants and obligations hereunder. IL shall indemnify and hold OSI harmless from and against any claim, loss, damage or expense (including reasonable attorneys' fees) suffered or incurred by OSI relating to any claim made against OSI regarding this Agreement by any subdistributor or subagent appointed by IL.

     5.4 Trademarks. OSI hereby grants to IL a non-exclusive, non-transferable right and license to use the trademarks SensiCath(R) and OpticalCAM(TM) in connection with the distribution of the Products as long as such trademarks are used by IL in accordance with OSI's standards, specifications and instructions, but in no event beyond the term of this Agreement. IL shall not acquire any right, title or interest under the laws of any nation in such trademarks, trade names or logotypes of OSI other than the foregoing limited license and shall not attempt to assert or register any such right, title or interest. Upon termination of IL's right to distribute the Products, IL shall cease using the trademarks SensiCath(R) and OpticalCAM(TM).

     5.5 New Products. If OSI develops any non-patient-attached version of the Product, OSI shall notify IL promptly after OSI estimates the date that such non-patient-attached version of the Product will be available for commercial sale, and IL will have the right for a period of sixty (60) days after the date of such notice to negotiate exclusively with OSI for the right to distribute such non-patient-attached version of the Product on terms that are consistent with this Agreement, provided that IL gives OSI written notice within thirty
(30) days after receipt of OSI's notice that IL intends to pursue such negotiations. During such sixty (60) day period, OSI will not negotiate with or enter into an agreement with any other party for the distribution of such non-patient-attached version of the Product. If the parties fail to reach mutual agreement on the terms of a definitive agreement for distribution of the non-patient-attached version of the Product within such sixty (60) day period, then OSI shall have the right to negotiate and enter into agreements with third parties for the distribution of such non-patient-attached versions of the Product.

     5.6 IL Terms and Conditions. IL shall ensure that IL's standard terms and conditions of sale of Products to Customers shall include terms and conditions regarding each party's Proprietary Rights and Technology that are at least as restrictive as those provided herein, and shall enforce such terms and conditions.

     5.7 No Other Rights. No party grants any license, other than as set forth expressly herein, by implication or otherwise, under any of its copyrights, patents, trade secrets, trademarks or tradename rights, as a result of the disclosure of any Proprietary Information and Technology.

     6.0  PRICING AND PAYMENT.

     6.1 Transfer Prices. The Transfer Prices for the Instruments and the Sensors from the Effective Date through December 31, 1998 shall be the prices for 1998 set forth in Exhibit C. For each calendar year after 1998, the Transfer Price of the Instruments shall be equal to OSI's direct cost of manufacturing (i.e., direct material cost, direct labor cost and manufacturing overhead), or having third parties manufacture, the Instruments, plus warranty and service costs, or the Transfer Prices for the applicable year as set forth in Exhibit C, whichever is lower. For each calendar year after 1998, the Transfer Price of the Sensors shall be equal to the percentage for such year on the line designated "IL Discount %" set forth in Exhibit C multiplied by the Average Selling Price of Sensors to Customers for the prior calendar year, provided that IL achieved the prior calendar year sales Quotas, as described in
Section 7.2. If IL becomes a non-exclusive distributor pursuant to Section 7.2, the parties shall negotiate in good faith the Transfer Price of the Sensors to IL as a non-exclusive distributor. The Transfer Prices of all Replacement Parts shall be equal to OSI's direct cost of manufacturing (i.e., direct material cost, direct labor cost and manufacturing overhead), or having third parties manufacture, such Replacement Parts, plus ten percent (10%).

     6.2 No More Favorable Terms. OSI agrees not to sell the Products to any reseller on financial terms more favorable than those provided for herein.

     6.3 Taxes. Transfer Prices for all Products and replacement parts are exclusive of all federal, state, and local excise, sales, use, value added and similar taxes, and all export and import duties, which taxes and duties, exclusive of taxes on the income of OSI, shall be paid by IL and if paid by OSI shall be promptly reimbursed by IL to OSI.

     6.4 Delivery Terms. All prices shall be F.O.B. OSI's facility, provided the facility is located in the continental United States or, with respect to Products that are to be shipped to IL in any European country, the facility is located in Europe. If Products are shipped from any other location, all prices shall be F.O.B. destination. IL assumes all risk of loss upon OSI's delivery of the Products to the carrier at the F.O.B. Point and OSI shall have no further responsibility for risk of damage to or loss or delay of Products after their delivery at the F.O.B. Point. All Product deliveries shall be made by a common carrier specified by IL or, in the event that no carrier shall have been specified by IL on or before the date fifteen (15) days prior to the requested shipment date, a common carrier reasonably selected by OSI. IL agrees to pay (or reimburse OSI if OSI makes such payment), all loading, freight, shipping, insurance, forwarding and handling charges, taxes, fees, storage, and all other charges applicable to the Products after they are delivered by OSI at the F.O.B. Point.

     6.5 Payment Terms. All payments for Products shall be due thirty (30) days after receipt of Products and receipt of invoice for such Products. Payments shall be made in full, on or before the due date, in United States dollars to OSI at its address as shown in the preamble to this Agreement. All payments which are not made when due shall accrue interest at the rate (to the extent permitted by law) of one percent (1%) per month.

     7.0  MINIMUM PURCHASE OBLIGATIONS.

     7.1 General Obligations and Quota. IL agrees to use commercially reasonable efforts to promote and distribute the Products throughout the world. To retain exclusive nature of the Agreement, IL agrees to purchase from OSI during each calendar year a sufficient quantity of Products to achieve at least the minimum Total OSI Minimum Revenue from sales of Products set forth in Exhibit C hereto for such year (the "Quota"). IL and OSI may revise the Quota pursuant to Section 7.2. The parties acknowledge that the Quota is based on reasonable penetration rates of the Products into the Target ABG Market. In the event IL is unable to sell Product due to regulatory restrictions that prevent sale of the Product in the US, Canada, Japan and the European Community, failure of the Product to perform substantially in accordance with the Specifications or failure of OSI to supply Product in accordance with this Agreement, then the Quota per annum shall be reduced on a pro rata basis for each day IL is unable to sell or market the Product.

     7.2 Termination of Exclusivity. If IL does not order at least fifty percent (50%) of the applicable Quota during any calendar year, OSI shall be entitled, in its sole discretion, by written notice at anytime after the end of such year, to convert IL's exclusive distribution rights for Products under this Agreement to a non-exclusive right as of the end of such year. If IL achieves more than fifty percent (50%) but less than one hundred percent (100%) of the applicable Quota during any calendar year and does not elect to make the Shortfall payment described below, the parties shall meet within thirty (30) days of the end of such calendar year to evaluate the reasons for such deficiency and to establish Quotas for the following calendar year. If the parties are unable to agree upon Quotas for such following calendar year, the Quota for the first six months of such following calendar year shall be equal to 50% of the annual Quota set forth in Exhibit C for such following year. If IL does not order a sufficient quantity of Products to achieve at least the applicable Quota for the first six months during the first two quarters of such following calendar year, OSI shall be entitled, in its sole discretion, by written notice at anytime after June 30 of such following calendar year, to convert IL's exclusive distribution rights for Products under this Agreement to a non-exclusive right. If IL orders a sufficient quantity of Products to achieve more than fifty percent (50%) of the applicable Quota but less than one hundred percent (100%) of the applicable Quota during any calendar year, IL may elect to cure such deficiency by either (a) issuing a purchase order for the purchase of sufficient quantities of Products to make up the amount by which IL's purchases for such calendar year were below the Quota (the "Shortfall") and paying for such Products within thirty (30) days after shipment thereof, or (ii) paying OSI cash in the amount of the Shortfall. IL must issue a purchase order for the Shortfall or pay OSI the amount of such Shortfall within thirty (30) days of the end of the calendar year to which the Shortfall relates. If IL pays OSI cash in the amount of the Shortfall, such payment shall be treated as a prepayment for Products to be ordered by IL in the future and shall be applied toward the purchase price of such future Product Purchase Orders as IL directs. Future Product purchases to which such Shortfall payment applies shall not be counted as Product purchases for purposes of determining whether the Quota for such future period is met.

     8.0  FORECASTS, ORDERS AND DELIVERY.

     8.1 Forecasts. IL shall provide OSI, on a monthly basis, beginning with the first month after the first full month after execution of the Agreement, a six (6) month rolling forecast of estimated quantities of Products it intends to purchase pursuant to this Agreement. IL shall provide such forecasts within the first week of each such month. The first two (2) months of each forecast shall constitute a firm order to purchase the number of Instruments specified in the forecast, and the first one (1) month of each forecast shall constitute a firm order to purchase the number of Sensors specified in the forecast. The remaining portion of each forecast shall constitute a non-binding good faith estimate of expected orders for Products, but in any event, an actual order for a particular period shall be within thirty percent (30%) of the estimate provided for the particular period.

     8.2 Purchase Orders. IL shall submit purchase orders for Products to OSI in writing, whether by mail, facsimile, telegram or otherwise, at the time that each forecast is delivered to OSI pursuant to Section 8.1. Each Purchase Order shall cover at least the portion of the forecast that becomes a firm order under
Section 8.1 and shall, at a minimum, set forth the part numbers, quantities, delivery dates, shipping instructions, and shipping addresses for all Products ordered. Each purchase order shall give rise to a contract between IL and OSI for the sale of the Products ordered and shall be subject to and governed by the terms of this Agreement. Each Purchase Order shall specify a delivery date which shall be at least ninety (90) days after the date of such Purchase Order but which shall not be beyond the termination date of this Agreement. The terms and conditions of this Agreement shall take precedence over the terms and conditions of any Purchase Order and IL agrees to be bound hereby. No term or condition of any IL Purchase Order or any other document or instrument of IL shall amend or modify or supplement this Agreement. No purchase order shall be modified or canceled except upon the mutual agreement of the parties. Mutually agreed change orders shall be subject to all provisions of this Agreement, whether or not the changed purchase order so states.

     8.3 Shipments and Compliance with Laws. OSI agrees to ship Products to IL pursuant to properly issued Purchase Orders hereunder. IL hereby agrees: (a) to assist OSI, at OSI's expense, in obtaining any licenses or permits which OSI may require to ship Products, by supplying such documentation or information as may be reasonably requested by OSI, (b) to comply with any decrees, statutes, rules and regulations of the government of the United States and agencies thereof applicable to the shipment of Products hereunder, (c) to maintain any records necessary to comply with any such decrees, statutes, rules and regulations, (d) not to re-export any Products except in compliance with such decrees, statutes, rules and regulations, and (e) to obtain all governmental approvals and licenses necessary to import the Products into any country into which Products are being imported, and (f) not to sell, transfer, or otherwise dispose of the Products in violation of the export laws of the United States.

     8.4 Packaging. All Products ordered by IL shall be packaged for shipment and storage in accordance with OSI's standard commercial practices. IL shall notify OSI of any special packaging requirements (which shall be made at IL's expense and with OSI's approval).

     9.0  WARRANTIES AND COVENANTS OF OSI.

     9.1 Records Maintenance. OSI shall maintain accurate and complete records relating to the manufacture of the Products including, without limitation, all records necessary or appropriate to ensure (a) traceability of the Products, from manufacture to the date of shipment, in compliance with all applicable laws and (b) that corrective actions may be made in accordance with Section 19.2 hereto. OSI shall provide IL copies of all such records and access to all such records, as reasonably requested by IL, subject to the provisions of Section 13.3.

     9.2 Instruments. OSI warrants that the Instruments (except for demonstration Instruments sold pursuant to Section 2.7) and related software provided by OSI pursuant to this Agreement will be free from defects in design, material, and workmanship in normal use and service for a period of three (3) years from the date of shipment to IL by OSI. If any Instrument or related software covered by this warranty is returned within the warranty period to the original shipping point, transportation prepaid, and OSI reasonably determines that such Instrument was defective under the warranty set forth in this Section 9.2, OSI will, at OSI's option: (a) repair or replace the Instrument or the defective part thereof within 30 days of receipt; (b) refund or credit the original purchase price of the Instrument to IL; or at IL's option, (c) provide IL the parts and components necessary for IL to repair the Instruments or the defective part.

     9.3 Sensors. OSI warrants that the Sensors manufactured and sold by OSI to IL pursuant to this Agreement will be free from defects in design, material, and workmanship in normal use and service, and will conform with the Specifications with respect to stability, for a period of two hundred (200) days from the date of shipment to IL by OSI. OSI will use commercially reasonable efforts to increase the Sensor stability period to three-hundred and sixty-five
(365) days from the date of shipment to IL by OSI by December 31, 1998. If any Sensor covered by this warranty is returned within the warranty period to the original shipping point, transportation prepaid, and OSI reasonably determines that such Sensor was defective under the warranty set forth in this Section 9.3, OSI will, at OSI's option: (a) replace the non-conforming Sensor; or (b) refund or credit the original purchase price of the non-conforming Sensor to IL.

     9.4 Software. If, at any time during the period ending one (1) year after the date of shipment of any Instrument to IL, IL shall report and document any error in any software forming a component of such Instrument which error limits or prevents the Product from performing the functions described in the Documentation, OSI shall, at OSI's option: (a) use reasonable efforts to correct any such error; (b) replace such Software at no charge to IL; (c) provide IL with any alternative means of performing such functions; or (d) refund or credit the original purchase price of the related Instrument to IL. This warranty shall apply only to those portions of the software that were developed by OSI or on its behalf and that incorporate all program corrections and modifications, if any, delivered to IL. This warranty shall not apply to any error or failure resulting from: (i) IL's failure to follow operating instructions; (ii) negligence, misuse, abuse or accident; or
(iii) unreasonable modifications by any person or entity other than OSI.

     9.5 Termination and/or Limitation of Warranties. Notwithstanding the foregoing, the warranties set forth in this Section 9 shall not cover damages to any Product resulting from (a) natural disasters, including fire, smoke, water, earthquakes, lightning or static electricity, (b) causes external to the Product such as, but not limited to, electrical power fluctuations or failures, (c) the neglect, accident, misuse (including faulty repair or maintenance by other than OSI), improper storage of the Product or other failure to comply with the instructions set forth in the Documentation and or manual constituting part of the Product, (d) a modification of the Product not provided by OSI, (e) a malfunction of any equipment not provided by OSI with which the Product is used or combined or (f) use of the Product in a manner for which it was not designed. The warranties set forth in this Section 9 shall not apply to (i) supplies, accessories, or other materials which are by their nature expendable, (ii) any services, including, without limitation, installation, alterations, modifications, maintenance or removal of, or relating to, any item not furnished by OSI, (iii) any services related to work external to the Product, including, without limitation, electrical work, cable routing or changes which affect the Product or any Product from which OSI's serial number and/or proprietary information protection notice has been removed or defaced. Prior to returning any Product alleged to be defective, IL shall notify OSI in writing of the claimed defect and shall include the model and lot/serial number of such Product, as well as the number and date of the invoice therefor. No Product shall be returned without first requesting a returned goods authorization number from OSI.

     9.6 LIMITATION OF WARRANTIES. THE WARRANTIES SET FORTH IN SECTION 9 ARE INTENDED SOLELY FOR THE BENEFIT OF IL. ALL CLAIMS HEREUNDER SHALL BE MADE BY IL AND MAY NOT BE MADE BY IL'S CUSTOMERS. THE WARRANTIES SET FORTH ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY OSI, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE AND ALL OBLIGATIONS OR LIABILITIES ON THE PART OF OSI FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE USE, REPAIR OR PERFORMANCE OF THE PRODUCTS.

     9.7 Quality. Each party will permit the other to inspect the production, development and testing facilities relating to the Products, at mutually convenient, reasonable times and upon reasonable notice, not more than one time in any twelve (12) month period, in order to determine that the quality of the Products is being maintained and that each party remains in compliance with the terms and conditions of this Agreement. Each party acknowledges that the information obtained in each such inspection is confidential and/or proprietary in accordance with Section 13.3.

     10.0 WARRANTIES AND COVENANTS OF IL.

     10.1 Compliance with Laws. IL represents and warrants to OSI that it has obtained all necessary licenses, permits and approvals of any third party, including without limitation any administrative or regulatory body or any governmental agency, necessary for its performance under this Agreement.

     10.2 Records Maintenance. IL shall maintain accurate and complete records relating to the Products, any products incorporating the Products, and the marketing and distribution thereof from the date of shipment by OSI, including, without limitation, all records necessary or appropriate to ensure (a) traceability of the Products in compliance with all applicable laws and (b) that corrective actions may be made in accordance with Section 19. IL shall provide OSI copies of all such records and access to all such records, as reasonably requested by OSI.

     11.0 LIMITATION OF LIABILITY.

     11.1 EXCEPT FOR CLAIMS UNDER SECTION 12.1, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH THEREOF, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.

     12.0 INFRINGEMENT MATTERS AND INDEMNITY.

     12.1 Defense and Indemnity of Intellectual Property Infringement Claims.
In the event that any claim is made by any party against IL or a Customer that any of the Products infringes any U.S. patent, trade secret, copyright, or other intellectual property right of any third party, OSI will defend IL, the Customer, or both, at OSI's expense against such claim, and will pay any settlements or judgments ultimately awarded against IL, the Customer, or both, as a result of such claim, provided that: (a) OSI has been notified in writing promptly after IL has received notice of such a claim and OSI has received a copy of all communications received by IL in connection with such claim, (b) OSI is allowed to exercise sole control over the defense of the claim and all related settlement negotiations, and the incurring of any expenses relating thereto, and (c) IL provides to OSI, at OSI's expense, all reasonably necessary assistance, information and authority to perform the above.

     12.2 Limitation of Liability. OSI shall have no liability or obligation to IL under Section 12.1 if such claim is based upon, arises out of, or results solely from (i) a modification of the Product not provided by OSI, (ii) any equipment not manufactured or provided by OSI with which the Product is used or combined, or (iii) use of the Product in a manner for which it was not designed or intended to be used.

     12.3 Rights in the Event of Infringement Claims. In the event that any claim of infringement under Section 12.1 is, or in OSI's judgment is likely to be, made or substantiated, OSI shall use commercially reasonable efforts, at its expense and at its sole discretion, either to: (a) obtain a license from the third party for IL and its Customers to continue using the infringing Products, or (b) modify the infringing Products to avoid such infringement without materially diminishing its functional capabilities. If, after reasonable business efforts, the parties are unable to effect a satisfactory solution to any such infringement claim under paragraphs (a) or (b) of this Section 12.3, either party will have the right to terminate this Agreement.

     12.4 Defense and Indemnity of Other Claims. In the event that any claim is made by any party against IL or OSI arising out of or relating to any action taken by the other party, in accordance with OSI's written instructions, pursuant to Section 19.2, OSI will defend IL at OSI's expense against such claim, and will pay any settlements or judgments ultimately awarded against IL as a result of such claim, provided that: (a) OSI has been notified in writing promptly after IL has received notice of such a claim and OSI has received a copy of all communications received by IL in connection with such claim, (b) OSI is allowed to exercise sole control over the defense of the claim and all related settlement negotiations and the incurring of all expenses related to such claim, and (c) IL provides to OSI, at OSI's expense, all reasonably necessary assistance, information and authority to perform the above.

     12.5 Product Liability Claims. OSI agrees to hold IL harmless from and indemnify IL with respect to any and all claims, damages, and expenses of every kind or nature whatsoever, including reasonable attorneys' fees, arising from claims of third parties for personal injury or loss of or damage to property relating to or arising out of any Product ("Product Liability Claim") (excluding normal product technical support and failure notifications); provided that IL has not made any changes, additions or modifications to the Products or any unauthorized representations with respect to the Products. IL shall notify OSI in writing of any Product Liability Claim within twenty (20) days of receipt thereof and agrees to furnish OSI with full information concerning any such Product Liability Claim. OSI shall have full control over the defense of any Product Liability Claim and shall have the right, in its sole discretion, to compromise or settle any such claim. IL agrees to cooperate fully with OSI in order to facilitate a settlement or defense of any Product Liability Claim.

     12.6 Breach of Agreement. IL and OSI shall indemnify and hold each other harmless from and against any claim, loss, damage or expense (including reasonable attorneys' fees) suffered or incurred by a third party as a result of a breach of this Agreement by the other.

     13.0 PROTECTION OF PROPRIETARY RIGHTS.

     13.1 Intellectual Property. IL acknowledges that as between OSI and IL, all intellectual property, excluding IL's Trademarks, embodied by the Products is the sole and exclusive property of OSI, and that no title or ownership of the intellectual property embodied by the Products is transferred to IL, and that all such intellectual property is subject to obligations of confidentiality set forth in Section 13.3 of this Agreement.

     13.2 Markings. IL agrees that all patent, copyright, trademark, other proprietary notices, serial numbers, labels and other identifying symbols or legends of OSI affixed to or displayed on the Products, Documentation or packaging will not be removed or modified by IL; and IL will not instruct customers to do so. IL agrees to include all such patent, copyright and/or trademark notices and other notices of OSI proprietary rights on any and all copies of Products and/or Documentation.

     13.3 Confidential Information. In addition to the other obligations of confidence imposed under this Agreement, each party hereto agrees as follows:

          (a) To keep strictly confidential all Proprietary Information and Technology received by it and to use such Proprietary Information and Technology solely for the purposes of performing this Agreement;

          (b) To take commercially reasonable steps to maintain and protect all of the other party's Proprietary Information and Technology as confidential and not to disclose the Proprietary Information and Technology to any third party. In no event shall a receiving party treat the Proprietary Information and Technology of a disclosing party with any less care than that used in connection with the receiving party's own Proprietary Information and Technology. Each party represents and warrants to the other party that it maintains reasonable and customary procedures to protect the confidentiality of its own Proprietary Information and Technology.

          (c) To use commercially reasonable efforts to ensure compliance with this Section 13.3 by its employees, agents, and consultants having access to the Proprietary Information and Technology and to provide such Proprietary Information and Technology to employees, agents, or consultants only on a need to know basis. Both parties agree that Customer Lists, pricing information and the information contained in Exhibits B, C and D, which pertain to customer information, pricing and marketing strategies are to be treated as confidential.

          (d) To return within three (3) days of a request, copies of any Proprietary Information and Technology which was previously provided by the other party.

          (e) A party's obligations as to the Proprietary Information and Technology shall not apply to any portion of the Proprietary Information and Technology that: (i) a party's written records show it presently had knowledge of or which was in its possession prior to disclosure by the disclosing party, and of which it did not learn through any contact with the other party previous to the date hereof, (ii) is presently or later becomes through no violation of this Agreement, publicly available or a matter of public knowledge generally,
(iii) a party's written records show is lawfully received by the party from a third party who is (or was) not bound in any confidential relationship to the other party hereto, (iv) is independently developed by the recipient by personnel without access to or knowledge of the Proprietary Information and Technology, or (vi) is approved for release or disclosure by the disclosing party without restriction. Each party may disclose Proprietary Information and Technology which it is legally obligated to disclose, provided that it shall (i) use its best efforts to avoid such obligation, (ii) strictly limit its disclosure as permitted by such obligation, and (iii) provide sufficient notice to the other party of such obligation to enable the other party may challenge or seek to restrict such disclosure.

     14.0 PRODUCT LABELS AND LITERATURE

     14.1 Tradenames. IL and OSI agree to include OSI tradename on the Products and packaging for the Sensors. IL, at its sole discretion, may include IL tradename on the Products and packaging for the Sensors.

     14.2 Labeling. IL will provide to OSI IL's logos, artwork and other materials to be placed on the Products. OSI agrees to label the Products, in accordance with the reasonable instructions of IL, using the logos, artwork and other materials necessary therefor, provided by IL. OSI agrees to determine the work necessary to place IL's Trademarks on the Products and to notify IL of such work and the costs therefor. OSI will perform such work, at IL's sole cost and expense, upon receipt of IL's approval therefor, which shall not be unreasonably withheld, delayed or conditioned. The failure of IL to respond to OSI's request for approval hereunder within thirty (30) days of OSI's request therefor shall be deemed approval hereunder. OSI agrees to use IL's Trademarks only on the Products, and not on any product sold on its or any other entity's behalf, or for any other purpose.

     14.3 Trademarks. IL and OSI agree that the Sensors shall bear the trademark SensiCath(R) as well as IL's Trademark to be selected by IL.

     14.4 Translations. OSI shall provide, at OSI's expense, Instruments with displays in the English, German, French, Spanish, Japanese (Kanji only) and Italian languages. OSI shall furnish at no cost to IL reasonable quantities of the Documentation in English, German, French,

Spanish, Japanese (Kanji only) and Italian languages. IL shall be responsible, at its own expense, for translating the Documentation into such other foreign languages as IL determines.

     15.0 SUPPORT, SERVICE, MAINTENANCE AND TRAINING.

     15.1 Product Service During Warranty Period. IL shall make available service depots that IL maintains for other products sold by IL for the repair or service of Instruments during the applicable warranty period for such Instruments. Instruments that are alleged to be defective and covered by the warranty set forth in Section 9.2 shall be shipped to such service depots. OSI shall maintain an inventory of fifteen (15) loaner Instruments at such depots which IL may make available to Customers on a loaner basis until such time as OSI has repaired or replaced such Instrument in accordance with Section 9.2. If IL elects to obtain parts or components to repair the Instruments in accordance with Section 9.2, IL shall repair such Instrument and return it to the Customer.

     15.2 Post Warranty Product Service and Maintenance. From and after the expiration of the applicable warranty set forth in Section 9, IL will have sole responsibility for the maintenance, service and support of Products. IL agrees that it will maintain and service Products at various maintenance depots, at its sole cost and expense; provided, however, that OSI will provide IL up to twenty four (24) hours of maintenance and service training prior to the expiration of the applicable warranty period for each type of Product sold hereunder. OSI will bear its own personnel expense, including any travel, hotel, and meal expense, and the expense of providing training materials, to fulfill its obligations under this provision.

     15.3 Telephone Support. IL agrees to provide telephone support of the Products, in accordance with a support plan jointly determined by IL and OSI. OSI and IL shall jointly review IL's current capability for providing Customer support and jointly create an action plan to address any deficiencies. OSI agrees to provide IL up to 40 hours of telephone support training. OSI will bear its own personnel expense, including any travel, hotel, meal expense, and the expense of providing training materials, to fulfill its obligations under this provision.

     15.4 Customer Training. IL agrees to train the Customers in the use of the Products sold by IL. OSI agrees to provide IL a complete customer training program. OSI will bear its own personnel expense, including any travel, hotel, and meal expense and the expense of providing the training materials, to fulfill its obligations under this provision.

     15.5 OSI Technical Support. OSI agrees to use reasonable efforts to assist IL in resolving complex maintenance and support issues, relating to the design and/or manufacture of the Products. OSI agrees not to take the initiative to contact any Customer regarding maintenance, service, and/or support unless directed by IL to do so; provided, however, that OSI shall not be deemed in breach of this Agreement for a response to a Customer inquiry. OSI shall notify IL of any Customer contact with OSI. All service, maintenance and support provided by OSI hereunder, other than warranty service, will be provided in accordance with OSI's then current terms and conditions.

     16.0 INFORMATION EXCHANGE

     16.1 Outside U.S. IL agrees to provide OSI (i) the number of Instruments sold or leased and the number of Sensors sold, (ii) the number of Sensors given away for demonstration, (iii) names and contact information of certain key clients who have purchased the Products, (iv) information regarding performance of the Products, and (v) information relating to sales opportunities, in each case on a quarterly basis for each country outside the United States. IL shall determine at its sole discretion which of the clients are considered to be the key clients.

     16.2 Inside U.S.   IL agrees to provide OSI (i) the number of instruments
sold and a list of Customers to whom the Instruments have been sold in the United States on a monthly basis and (ii) the number of Sensors sold and a list of Customers to whom the Sensors have been sold in the United States on a quarterly basis.

     16.3 Customer Lists.     During the term of this Agreement, IL and OSI will
have access to the customer lists, provided under Section 16.1 and 16.2, only so long as access within each party's organization is limited to specific and limited groups of employees on a "need to know" basis. IL and OSI acknowledge that the customer lists constitute confidential information subject to Section 13.3.

     17.0 MARKETING AND SALES.

     17.1 Annual Meetings. IL and OSI agree to coordinate advertisement and promotional activities for the Products. IL and OSI shall hold an annual meeting at a place and time to be determined to discuss mutual marketing plans and to create complementary marketing programs for the upcoming year. Each party shall bear its own expenses related to attending the annual meetings.
Each party shall bear the expenses related to the marketing activities initiated by the party.

     17.2 Support. IL and OSI shall jointly determine the level of sales support to be provided in various territories. IL shall be responsible for actually providing the sales support.

     17.3 IL Meetings. OSI shall participate in IL's marketing and sales meetings as reasonably requested by IL at OSI's own expense.

     17.4 Customer Finance Programs. IL, at it's sole discretion, shall coordinate and implement financing programs for Customers, which are consistent with IL's existing policies and practices.

     18.0 EXPORT LAWS.

     18.1 IL hereby expressly acknowledges that technical data and the direct product thereof are subject to export controls of the United States and agrees that neither technical data nor the direct product thereof will be transferred, directly or indirectly, to any destination contrary to the requirements of the laws of the United States or to the terms of any applicable export license. Further, IL hereby provides its assurance that it will not knowingly participate in any transaction which may involve any commodity or technical data, or the direct product thereof, exported or to be exported from the United States, if a person denied export privileges from the United States may obtain any benefit from or have any interest in, directly or indirectly, such transaction.

     19.0 RECALLS; COMPLAINTS; INCIDENTS.

     19.1 Complaints and Incidents. In the event a party hereto becomes aware of an event or incident required to be reported to a governmental agency or which is likely, with the passage of time, to be required to be reported to a governmental agency, such party shall promptly notify the other party. The notifying party shall use reasonable efforts to give such notice to the other party within 24 hours after notice of the complaint or event. Within thirty
(30) days after the commencement of each calendar quarter during the Term, IL shall provide OSI with a summary report regarding complaints and/or incidents it has received that relate to the design and/or manufacture of the Products. The parties shall cooperate with each other concerning the investigation of any such complaints. If any regulatory body contacts either party hereto to inquire about or investigate any Product, the party contacted shall (unless it has been requested to maintain confidentiality about the inquiry by the regulatory authority) use its best efforts to give notice to the other party, within 24 hours of receipt of such contact from such regulatory body.

     19.2 Recalls. In the event OSI, IL, or both parties deem it necessary to take any corrective action (including notifications or recalls) with respect to any Products sold or distributed by IL, regardless of whether such action is initiated to comply with applicable laws or regulations or for other reasons, the parties agree that (a) IL shall be the point of contact for Customers, (b) OSI shall be responsible for replacing or repairing the recalled Products, (c) OSI will reimburse IL for all direct costs and expenses incurred in the process of recall, including but not limited to the cost of replacing or repairing the Products, cost of receiving and handling returned Products and the cost of transporting the Products back to the Customers and (d) IL will bear the cost of notifying the Customers of recall and Customer costs of returning the recalled Products to IL. In the event of a recall, IL and OSI shall jointly (i) define the corrective action strategy, (ii) define the level of recall (e.g., distributor level or end-user), and (iii) define the effective check procedure (to establish that the corrective action has been completed).

     20.0 TERM AND TERMINATION.

     20.1 Term. This Agreement will commence on the Effective Date and, unless terminated in accordance with the terms hereof, will continue until December 31, 2004 with respect to the sections relating to distribution of the Instruments and until December 31, 2007 with respect to the sections relating to distribution of the Sensors and the Replacement Parts.

     20.2 Termination for Cause. Either party has the right to terminate this Agreement if, after thirty (30) days written notice to the other party, the other party remains in breach of any material obligation under this Agreement.

     20.3 Bankruptcy, Etc. Either party has the right to terminate this Agreement by written notice to the other party upon the other party's bankruptcy or its inability to pay its debts as they mature, or its making of an assignment for the benefit of creditors, or its application for the appointment of a trustee or receiver for the other party, or for any part of its property, or the institution by or against the other party of any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings for relief of debtors which is allowed against the other party or is consented to or is not dismissed, stayed or otherwise nullified within sixty (60) days after the institution thereof, or upon the sale of all or substantially all of the other party's assets pertaining to OSI's technology to a competitor of such party.

     20.4 Force Majeure. Either party may terminate this Agreement by giving notice in writing to the other party should an event of Force Majeure preventing performance by such other party continue for more than one hundred eighty (180) consecutive days as provided in Section 21.7.

     20.5 Change in Control of OSI. OSI shall have the right, at its sole discretion, to convert this Agreement into a non-exclusive distributorship agreement upon a Change in Control of OSI during the term of this Agreement. Should OSI convert this Agreement to a non-exclusive distributorship agreement due to a Change in Control of OSI, IL shall have the right, at its sole discretion, to terminate this Agreement.

     20.6 Rights and Obligations on Termination. In the event of termination of this Agreement for any reason, the parties shall have the following rights and obligations:

     (a) Termination of this Agreement shall not release either party from the obligation to make payment of all amounts then or thereafter due and payable.

     (b) Upon termination of this Agreement, IL, at its sole option, shall have the right to sell to Customers or to return to OSI any Product in IL's possession or control that are in the original packaging and in good repair and have more than forty-five (45) days' remaining shelf-life for a refund of invoiced price (exclusive of any shipping or packaging charges or taxes) to IL for such Product. In the event, IL elects to sell to Customers, the licenses granted to IL in Section 5 hereof shall extend to those Products that IL elects to sell to Customers.

     (c) Upon termination of this Agreement, all licenses granted to IL prior to the Effective Date of termination shall terminate; except any and all rights granted by IL to its Customers to use the Products shall survive termination, and OSI shall not object to or interfere with the continued use of the Products by such Customers.

     (d) If this Agreement terminates prior to December 31, 2004, OSI agrees to sell to IL Sensors and Replacement Parts, at the prices in effect at the time of termination, for IL's sales to Customers for three (3) years following the date of termination. If this Agreement terminates between January 1, 2005 and December 31, 2007, OSI agrees to sell to IL Sensors and Replacement Parts, at the prices in effect at the time of termination, for IL's sales to Customers until December 31, 2007.

     (e) Subject to Section 20.5(f), the terminating party shall have the right, at its option, to cancel any or all purchase orders which provide for delivery after the effective date of termination.

     (f) If OSI terminates this Agreement and IL in good faith disputes such termination and in good faith attempts to resolve such dispute, OSI shall continue to supply to IL Products at the prices in effect at the time of termination on a non-exclusive basis, until such time as the dispute is resolved for a period of not more than twelve (12) months.

     (g) The parties obligations pursuant to Section 9, 12, and 13.3 shall survive termination of this Agreement.

     (h) Upon termination of this Agreement, OSI may not sell directly or through any other party the Products manufactured by OSI to the customers listed on the Customer Lists in Section 16.1 and 16.2, until the earlier of three (3) years after termination or December 31, 2007 provided IL continues to sell Product or New Product to such Customers at substantially equivalent levels prior to termination.

     20.7 Non-Exclusive Remedies.  The rights and remedies set forth in this
Section 20 are in addition to any other rights or remedies which otherwise may be available, in law or in equity, consistent with the terms of this Agreement.

     20.8 Subdistributors. If OSI terminates this Agreement in accordance with its rights under this Section 20, or this Agreement expires in accordance with its terms, IL shall have sole responsibility for termination of any subdistributor, including any costs or expenses associate therewith, and shall indemnify and hold OSI harmless from and against any claim, loss, damage or expense (including reasonable attorneys' fees) suffered or incurred by OSI relating to the termination of any subdistributor appointed by IL.

     21.0 GENERAL.

     21.1 Notices. All notices and other communications given hereunder shall be sent to the parties at the addresses set forth below (or such other address of which any party will have given written notice to the other party) by facsimile, overnight air courier, service fee prepaid, or certified or registered mail, postage prepaid and return receipt requested. Notices so given shall be effective upon the earlier of: (a) receipt by the party to which notice is given (which, in the instance of a facsimile, shall be deemed to have occurred at the time that the machine transmitting the facsimile verifies a successful transmission of the facsimile); (b) on the fifth business day following the date such notice was deposited in the mail; or (c) on the second business day such notice was delivered to a commercial air delivery service.

OSI:                                IL:
Optical Sensor Incorporated         Instrumentation Laboratory Company
7615 Golden Triangle Drive          101 Hartwell Avenue
Technology Park Drive               Lexington, MA 02173
Minneapolis, MN 55344               Attention:  Vice President, Critical Care

Attention: President and CEO        Facsimile:  (781) 862-8964

Facsimile: (612) 914-9441

     21.2 Severability. If any provision of this Agreement is or becomes, at any time or for any reason, unenforceable or invalid, no other provision of this Agreement shall be affected thereby, and the remaining provisions of this Agreement shall continue with the same effect as if such unenforceable or invalid provision shall not have been inserted in this Agreement, provided that the essential bargained-for performance of the parties shall not thereby have been impaired.

     21.3 Waiver of Compliance. Any failure by any party to this Agreement to enforce at any time any term or condition under this Agreement will not be considered a waiver of that party's right thereafter to enforce each and every term and condition of this Agreement. Waivers hereunder must be in writing to be enforceable.

     21.4 Scope of Agreement. This Agreement, including the exhibits' attached hereto and incorporated as an integral part of this Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous proposals, oral or written, and all negotiations, conversations or discussions heretofore had between the parties related to this Agreement.

     21.5 Governing Law. This Agreement and its performance and all claims arising from the relationship between the parties contemplated herein, whether or not arising directly under this Agreement, will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

     21.6 Assignment. This Agreement is not assignable by either party hereto without prior written consent of the other party, other than in connection with a Change in Control; provided, however, that both parties shall be authorized to assign this Agreement or any obligation or benefit hereunder to an Affiliate without the other party's consent. Any attempt by either party to effect any prohibited assignment without such consent shall be void. All terms and conditions of this Agreement shall be binding on and inure to the benefit of the successors and permitted assigns of the parties.

     21.7 Force Majeure. Neither party shall be held responsible for any delay or failure in performance hereunder (other than the obligation to pay money) caused in whole or in part by fires, strikes, floods, embargoes, labor disputes, acts of sabotage, riots, accidents, delays of carriers or suppliers, voluntary or mandatory compliance with any governmental act, regulation or request, or acts of God or by public enemy. If any such contingency shall occur, either party may elect to either (i) suspend this Agreement for the duration of the delaying cause; or (ii) extend the duration of this Agreement by the length of time the contingency endured.

     21.8 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of this Agreement by a single arbitrator who shall be experienced in the medical device industry and who shall be appointed in accordance with such rules. If the arbitration is initiated by OSI, the place of arbitration shall be Boston, Massachusetts, if the arbitration is initiated by IL, the place of arbitration shall be Minneapolis, Minnesota.

     21.9 Amendment. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, other than by written amendment signed by the parties hereto, except as expressly provided in this Agreement.

     21.10 Independent Contractor. Each party shall be deemed an independent contractor hereunder, and as such, shall not be deemed, nor hold itself out to be, an agent or employee of the other party. Under no circumstances shall any of the employees of either party hereto be deemed to be employees of the other party for any purpose. This Agreement shall not be construed as authority for either party to act for the other party in any agency or other capacity, or to make commitments of any kind of the account of or on behalf of the other except to the extent and for the purposes provided herein.

     21.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

     21.12 Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by any party hereto without the prior consent of the other party hereto (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of the Securities and Exchange Commission, in which case the party required to make the release or announcement shall give the other party notice in advance of such issuance. IL acknowledges that OSI will file this Agreement with the Securities and Exchange Commission, and OSI will use its best efforts to obtain confidential treatment for the pricing information contained in this Agreement and for Exhibits B, C and D.

                    [REST OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

OSI:                                           IL:

OPTICAL SENSORS                                INSTRUMENTATION LABORATORY
INCORPORATED                                   COMPANY

By:   /s/ Sam B. Humphries                     By:     /s/ John J. Sperzel
      --------------------------------------         --------------------------------------

Name:     Sam B. Humphries                     Name:   John J. Sperzel
      --------------------------------------         --------------------------------------

Title: President and Chief Executive Officer   Title: V.P. Critical Care
      --------------------------------------         --------------------------------------

Date:  January 7, 1998                         Date:  January 7, 1998
      --------------------------------------         --------------------------------------

                                   EXHIBIT A

     Part Number            Title / Description
     -----------            -------------------

     01658                  OpticalCAM(TM)  BLOOD MEASUREMENT SYSTEM
                              Monitor
                              Power cord
                              ABG module
                              Interconnect cable
                              Operator's manual

     01832                  SENSICATH(R) OPTICAL SENSOR UNIT - SC+
                              SensiCath Sensor Device
                              3 way stopcock (2 ea)

     01252                  STANDARD SET-UP COMPONENTS
                              Volume restricted syringe,
                              12" tubing w/ stopcock,
                              48" pressure line w/Luer locks

     01253                  MODIFIED SET-UP COMPONENTS
                              6" Extension tubing

     01821                  INITIALIZATION PACK WITH QA POUCH - 1,2,QA
                              Level #1 & Level #2 Pouch
                              6" Extension tubing w/ spike
                              10 cc Syringe w/ needle (2 ea)
                              20 ml Sodium Chloride, Inj.
                              Male Luer cap (2 ea)
                              QA Check Pouch

     01822                  QA CHECK PACK - QA
                              QA Check Pouch
                              6" Extension tubing w/ spike
                              10 cc Syringe w/ needle
                              20 ml Sodium Chloride, Inj.
                              Male Luer cap (2 ea)

     01660                  OPTICALCAM PRINTER PACKAGE
                              Hewlett-Packard printer (1 roll paper, 4 AA batteries) Printer holder w/ 3 screws

     01641                  OPTICALCAM ROLL STAND (GCX)
                              Cart with mounting bracket
                              Basket

                                   EXHIBIT B

[THIS EXHIBIT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. A COPY OF THIS AGREEMENT WITH THIS EXHIBIT INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

                                   EXHIBIT C

[THIS EXHIBIT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. A COPY OF THIS AGREEMENT WITH THIS EXHIBIT INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

                                   EXHIBIT D


[THIS EXHIBIT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. A COPY OF THIS AGREEMENT WITH THIS EXHIBIT INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]